Exhibit 99.1

NEWS RELEASE

LANCER MAKES ANNOUNCEMENT

SAN ANTONIO, TEXAS, August 15, 2003— Lancer Corporation announced today that it has filed a Form 12b-25 with the Securities and Exchange Commission with respect to its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2003.  The Company's completion of its quarterly financial statements and the review of such financial statements by its independent auditors are pending, subject to completion of the previously announced Audit Committee investigation originating with allegations concerning Lancer raised by state and federal lawsuits filed in Atlanta, Georgia against The Coca-Cola Company by former Coca-Cola employee Matthew Whitley.  The Company intends to make its quarterly filing as soon as practicable, but cannot state with certainty when such filing will occur.

Net sales for the three months ended June 30, 2003 were approximately $29.5 million, down approximately 21% from $37.3 million in the second quarter of 2002.  Net sales for the six months ended June 30, 2003 were approximately $56.4 million, down approximately 17% from sales in the first half of 2002.  Income from continuing operations for the second quarter and first half of 2003 is expected to be lower than in the comparable periods of 2002, primarily as a result of the decline in revenue, and other costs, including the possible effects, if any, resulting from the Audit Committee investigation.  No reasonable estimate of results can be made, however, until the Audit Committee investigation is complete.

In addition, the United States Attorney's Office for the Northern District of Georgia has informed the Company that it is conducting an investigation arising from the allegations raised in the civil litigation filed against The Coca-Cola Company in Atlanta by the former employee, and has requested information from the Company.  The Company intends to cooperate fully with the investigation.

This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Contact:	Scott Adams
Lancer Corporation
6655 Lancer Blvd.
San Antonio, Texas 78219
(210) 310-7065